KPMG LLP
Suite 2300
Three Wachovia Center
401 South Tryon Street
Charlotte, NC 28202-1911
November 23, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
We are currently principal accountants for Bank of South Carolina Corporation and subsidiary and, under the date of March 1, 2005, we reported on the consolidated financial statements of Bank of South Carolina Corporation and subsidiary as of and for the years ended December 31, 2004 and 2003. On November 17, 2005, we were notified that Bank of South Carolina Corporation and subsidiary (the Company) engaged Elliott Davis, LLC, as its principal accountant for the year ending December 31, 2006 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Bank of South Carolina Corporation and subsidiary’s consolidated financial statements as of and for the year ended December 31, 2005, and the issuance of our report thereon. We have read Bank of South Carolina Corporation and subsidiary’s statements included under Item 4.01 of its Form 8-K dated November 22, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Bank of South Carolina Corporation and subsidiary’s statements (i) that Elliot Davis, LLC was engaged as the principal accountant for the year ended December 31, 2006, (ii) that the audit committee of the board of directors approved the change, (iii) the stated reason for changing principal accountants, and (iv) that neither the Company nor anyone acting on behalf of the Company, consulted Elliott Davis, LLC regarding any of the matters or events set forth in Item 3.04(a)(2) of Regulation S-K.

Very truly yours,

KPMG LLP, a limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.